Exhibit 99.1

PRESS RELEASE

CONTACT: Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119 (918) 295-7673
FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Record Annual Financial and Operating Results; Increases Quarterly Cash Distribution by 8% to $0.54 Per Unit; and Provides Guidance for 2007

TULSA, OKLAHOMA, January 29, 2007 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported record annual financial results for the year ended December 31, 2006 (“2006 Period”). ARLP’s net income for the 2006 Period increased 8.1% to a record $172.9 million, or $4.03 of adjusted net income per diluted limited partner unit, compared to net income of $160.0 million, or $3.99 of adjusted net income per diluted limited partner unit, for the year ended December 31, 2005 (“2005 Period”). ARLP’s use of adjusted net income per limited partner unit is consistent with methodology generally used by securities analysts and consensus estimates. ARLP also reported record 2006 Period EBITDA of $250.8 million, an increase of 9.0% over EBITDA of $230.1 million in the 2005 Period. (For definitions of adjusted net income per limited partner unit and EBITDA and related reconciliations to GAAP, please see the end of this release.)

ARLP also announced the Board of Directors of its managing general partner (the “Board”) declared a quarterly cash distribution for the fourth quarter of 2006 of $0.54 per unit, an annualized rate of $2.16 per unit, payable on February 14, 2007 to all unitholders of record as of February 7, 2007. This distribution represents an increase of 8.0% over the third quarter 2006 cash distribution of $0.50 per unit, an annualized rate of $2.00 per unit. Increases to ARLP’s quarterly cash distribution to unitholders are generally considered by the Board at its January and July meetings.

“For the sixth year in a row, ARLP delivered record financial and operating performance, setting new standards for coal sales, production volumes, revenues, EBITDA and net income,” said Joseph W. Craft III, President and Chief Executive Officer. “I am pleased that our strong performance allowed ARLP to increase cash distributions to our unitholders by more than 17.4% over the past twelve months while maintaining one of the highest distribution coverage ratios in the MLP sector.”

For the quarter ended December 31, 2006 (“2006 Quarter”), ARLP reported net income of $45.5 million, or $1.03 of adjusted net income per diluted limited partner unit, compared to net income of $45.7 million, or $1.11 of adjusted net income per diluted limited partner unit, for the quarter ended December 31, 2005 (“2005 Quarter”). EBITDA in the 2006 Quarter increased to a record $66.7 million, compared to EBITDA of $63.0 million in the 2005 Quarter. (For definitions of adjusted net income per limited partner unit and EBITDA and related reconciliations to GAAP, please see the end of this release.)

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Consolidated Financial Results

Revenues in the 2006 Quarter increased 15.8% to a record $263.2 million, compared to revenues of $227.3 million in the 2005 Quarter. Increased revenues were primarily attributable to record levels for both coal sales volumes and average coal sales prices per ton during the 2006 Quarter. ARLP’s total coal sales volumes increased to a record 6.5 million tons of coal sold during the 2006 Quarter, compared to 5.9 million tons sold during the 2005 Quarter. Average coal sales prices realized by ARLP during the 2006 Quarter increased $1.86 per ton to a record $37.34 per ton. Higher synfuel-related revenues, which increased $2.6 million to $7.6 million during the 2006 Quarter, also contributed to increased revenues.

Increased coal sales volumes as well as industry-wide cost pressures and ongoing costs associated with transitions into three of our newer mining operations led to higher operating expenses during the 2006 Quarter of $172.7 million, compared to $144.1 million for the 2005 Quarter. Also, during the 2006 Quarter, ARLP continued to experience increases in labor related expenses, materials and supply costs (particularly consumables such as steel and power) and maintenance expense. Operating expenses during the 2006 Quarter were also impacted by ARLP’s response to increasing federal and state mine safety laws and regulations imposed on the U.S. coal mining industry. Higher coal sales volumes and revenues during the 2006 Quarter likewise resulted in higher sales related expenses.

General and administrative expenses increased during the 2006 Quarter to $9.2 million from $4.4 million during the 2005 Quarter, primarily as a result of higher unit-based incentive compensation expense in the 2006 Quarter. Increased capital spending related to ARLP’s growth initiatives resulted in higher depreciation, depletion and amortization expense, which rose $3.4 million during the 2006 Quarter to $18.2 million.

For the full year 2006, ARLP reported record revenues of $967.6 million, on the strength of record levels for both coal sales volumes and average coal sales prices per ton. This represents a 15.4% increase over 2005 Period revenues of $838.7 million. Coal sales volumes increased in each of ARLP’s operating regions, growing to a record 24.4 million tons sold during the 2006 Period from 22.8 million tons during the 2005 Period. ARLP also realized higher coal sales prices per ton during the 2006 Period, increasing 9.3% to a record $36.79 per ton. Total coal production also climbed to a record 23.7 million tons during the 2006 Period, an increase of 6.5% over the 22.3 million tons of coal produced during the 2005 Period.

Operating expenses for the full year 2006 increased to $627.8 million, compared to $521.5 million during the 2005 Period, primarily as a result of the same factors discussed above which impacted operating expenses in the 2006 Quarter. Also contributing to increased operating expenses in the 2006 Period were higher outside coal purchases, which increased to $19.2 million in the 2006 Period compared to $15.1 million in the 2005 Period, as ARLP responded to several attractive market opportunities throughout the year. General and administrative expenses decreased $2.6 million to $30.9 million during the 2006 Period, primarily as a result of lower unit-based incentive compensation. Increased capital spending throughout 2006 led to higher depreciation, depletion and amortization expense, which rose $10.9 million to $66.5 million.

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Regional Results and Analysis

	Illinois Basin		Central Appalachia		Northern Appalachia		Total (4)
	2006 Qtr	2005 Qtr	2006 Qtr	2005 Qtr	2006 Qtr	2005 Qtr	2006 Qtr	2005 Qtr
Tons sold (millions)	4.711	4.091	0.878	0.904	0.922	0.871	6.514	5.873
Coal sales price per ton (1)	$34.25	$31.81	$52.34	$50.25	$33.69	$33.69	$37.34	$35.48
Adjusted EBITDA expense per ton (2)	$23.21	$22.34	$41.84	$36.68	$27.95	$23.91	$27.23	$25.19
Adjusted EBITDA (millions) (3)	$59.6	$44.1	$9.3	$12.4	$5.7	$9.0	$75.9	$67.5

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	Adjusted EBITDA expense per ton represents the sum of operating expenses, outside purchases and other income divided by total tons sold.
(3)	For a definition of Adjusted EBITDA and reconciliation to GAAP, please see the end of this release.
(4)	Total includes other and corporate.

ARLP’s coal sales volumes for the 2006 Quarter increased approximately 643,000 tons, or 10.9% over the 5.9 million tons of coal sold in the 2005 Quarter, primarily as a result of higher sales volumes at its Illinois Basin operations. Coal sales volumes in the Illinois Basin region increased 15.2% primarily due to increased productivity at the Elk Creek, Warrior and Gibson County mines and a continued reduction of coal inventory accumulated during construction of the new preparation plant at Elk Creek. In the Northern Appalachia region, coal production declined during the 2006 Quarter as ARLP completed the transition of longwall operations from the Mettiki mine, in Maryland, to the Mountain View mine, in West Virginia. Despite reduced coal production during this transition, coal sales volumes in the 2006 Quarter increased 5.9% over the 2005 Quarter sales volumes primarily as a result of ARLP’s planned reduction of inventory accumulated at the Mettiki mine to meet sales commitments to Northern Appalachian customers during the longwall transition.

Total average coal sales prices per ton for the 2006 Quarter increased 5.2% over the 2005 Quarter to a record $37.34 per ton sold. Reflecting the impact of new coal sales agreements and the re-pricing of several long-term coal sales contracts at higher prices, average coal sales prices in the Illinois Basin region increased 7.7% in the 2006 Quarter, compared to the 2005 Quarter. Improved contract pricing in the Central Appalachian region also resulted in higher sales prices per ton as average coal sales prices increased 4.2% during the 2006 Quarter.

Total Adjusted EBITDA expense per ton increased 8.1% during the 2006 Quarter to $27.23 per ton sold, primarily due to the impact of the previously discussed higher costs and expenses in each of the ARLP’s operating regions. Adjusted EBITDA expenses in the Illinois Basin region were also impacted by costs related to adverse mining conditions experienced during the 2006 Quarter at the Pattiki mine. Higher costs at the Pontiki mine associated with ramping to full production in the Van Lear seam and transitioning to the Albridge Branch area of the Pond Creek seam also contributed to increased Adjusted EBITDA expense per ton in the Central Appalachian region during the 2006 Quarter. Increased Adjusted EBITDA expense per ton in the Northern Appalachian region also reflects the previously discussed transition of longwall operations during the 2006 Quarter. In addition, primarily due to higher West Virginia severance taxes and the loss of certain Maryland state tax benefits, the transition of mining operations from Mettiki to Mountain View further increased Adjusted EBITDA expense per ton. Although higher taxes associated with the Mountain View mining operation will increase future Adjusted EBITDA expenses in the Northern Appalachian region, revenues from new coal sales contracts are expected to offset these higher costs. (For a definition of Adjusted EBITDA and reconciliation to GAAP, please see the end of this release.)

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Outlook

“Mild weather patterns, higher utility stockpiles and increased coal production have all contributed to a significant softening in recent spot market prices for domestic coal,” said Mr. Craft. “While this weaker pricing environment is likely to persist over the near term, we remain confident that the long term supply/demand fundamentals for coal are positive, particularly in the Illinois Basin and Northern Appalachia as demand for scrubber quality coal continues to increase in those markets. We continue to believe in our strategy of positioning ARLP to benefit from the anticipated demand growth in these scrubber markets. Consequently, although the short term factors currently impacting the coal markets may influence our timing, we continue to focus our efforts on securing the mine permits and long term coal sales commitments needed to bring our growth projects at River View, Gibson South, Tunnel Ridge and Penn Ridge into production.”

ARLP’s capital expenditures for 2006 totaled $188.6 million. These investments included the development of the Elk Creek and Mountain View mines, the transition of the Pontiki mine into the Van Lear seam and the Albridge Branch area of the Pond Creek seam, commencement of construction of the rail load out facility at the Gibson County mine and initial development costs associated with the ARLP’s other growth projects. The balance of 2006 capital expenditures related primarily to infrastructure improvements and efficiency projects at the Gibson County, MC Mining and Mt. Vernon transfer terminal operations, and maintenance capital expenditures.

Total capital expenditures for 2007 are currently estimated in a range of $100.0 to $115.0 million. These estimated capital expenditures include investments for completion of the rail load out facility at the Gibson County mine, compliance associated with increased federal and state mine safety laws and regulations, new infrastructure and efficiency projects at various operations and development costs associated with previously announced growth projects. Sustainable maintenance capital expenditures are expected to be approximately $2.75 per ton produced. Additionally, ARLP expects depreciation expense to increase to approximately $86.8 million in 2007 as compared to $66.5 million in 2006.

ARLP is currently anticipating coal production for 2007 will increase approximately 6.0% over 2006 production levels to a range of 24.7 to 25.2 million tons. Despite the current weakness in spot market prices for coal, ARLP currently expects its average coal sales price per ton to increase modestly in 2007, by approximately 4.0%—5.0% over its 2006 average coal sales price per ton, due to recent re-pricing of several lower priced long-term coal sales contracts at higher market prices. Based on these anticipated increases in coal production and coal sales prices, ARLP is currently estimating 2007 revenues will increase approximately 8.0% over 2006 revenues to a range of $985.0 to $1,015.0 million, excluding transportation revenues. Total coal sales volumes open to market pricing includes approximately 3.2 million tons in 2007, 13.1 million tons in 2008 and 20.8 million tons in 2009.

Costs attributable to labor and benefits, maintenance, regulatory requirements and materials and supplies are expected to remain under pressure in 2007. As a result of these anticipated cost increases and higher costs attributable to increased production, sales related expenses and mine development costs, ARLP is currently estimating 2007 operating expenses will increase approximately 11.0% over 2006 levels. Based on its current projections for 2007, ARLP is estimating EBITDA in a range of $255.0 to $285.0 million and net income in a range of $155.0 to $185.0 million. Guidance ranges for EBITDA and net income exclude the impact of any additional

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expenses, losses, or insurance recoveries attributable to the Excel No. 3 mine fire, which occurred in December, 2004. (For a definition of EBITDA and reconciliation to GAAP, please see the end of this release.)

Guidance ranges for 2007 revenues, EBITDA, and net income include an estimated benefit in a range of approximately $25.0 to $27.0 million from ARLP’s various coal synfuel-related agreements. Realization of future synfuel related benefits could be reduced if non-conventional synfuel tax credits become unavailable to the owners of the coal synfuel facilities due to a rise in the price of crude oil or otherwise. The non-conventional synfuel tax credit is scheduled to expire on December 31, 2007.

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

ARLP is a diversified producer and marketer of steam coal to major United States utilities and industrial users. ARLP, the nation’s only publicly traded master limited partnership involved in the production and marketing of coal, is currently the fifth largest coal producer in the eastern United States with operations in all major eastern coalfields. ARLP currently operates eight underground mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at 918-295-7674 or via e-mail at investorrelations@arlp.com

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; fluctuation in coal prices, which could adversely affect our operating results and cash flows; risks associated with the expansion of our operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the domestic coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations or breaches of existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; our productivity levels and margins that we earn on our coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risk associated with major mine-related accidents, such as mine fires or other interruptions; results of litigation; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty obtaining commercial property insurance, and risks associated with our increased participation (excluding any applicable deductible) in the commercial insurance property program; and, a loss or reduction of the direct or indirect benefit from certain state and federal tax credits, including non-conventional source fuel tax credits.

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Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 16, 2006 with the SEC. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended December 31,		Year-Ended December 31,
	2006	2005	2006	2005
Tons sold	6,515	5,872	24,351	22,849
Tons produced	5,574	5,568	23,738	22,290

SALES AND OPERATING REVENUES:
Coal sales	$243,296	$208,346	$895,823	$768,958
Transportation revenues	9,923	11,962	39,879	39,069
Other sales and operating revenues	9,974	7,024	31,855	30,691

Total revenues	263,193	227,332	967,557	838,718

EXPENSES:
Operating expenses	172,660	144,058	627,756	521,488
Transportation expenses	9,923	11,962	39,879	39,069
Outside purchases	4,962	4,132	19,213	15,113
General and administrative	9,244	4,417	30,884	33,484
Depreciation, depletion and amortization	18,206	14,815	66,489	55,637

Total operating expenses	214,995	179,384	784,221	664,791

INCOME FROM OPERATIONS	48,198	47,948	183,336	173,927
Interest expense	(2,719)	(3,008)	(12,177)	(14,617)
Interest income	477	877	3,002	2,801
Other income	252	267	936	581

INCOME BEFORE INCOME TAXES, CUMULATIVE EFFECT OF ACCOUNTING CHANGE AND MINORITY INTEREST	46,208	46,084	175,097	162,692
INCOME TAX EXPENSE	785	426	2,443	2,682

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE AND MINORITY INTEREST	45,423	45,658	172,654	160,010
CUMULATIVE EFFECT OF ACCOUNTING CHANGE	—	—	112	—
MINORITY INTEREST	65	—	161	—

NET INCOME	$45,488	$45,658	$172,927	$160,010

GENERAL PARTNERS’ INTEREST IN NET INCOME	$7,609	$4,792	$24,594	$12,409

LIMITED PARTNERS’ INTEREST IN NET INCOME	$37,879	$40,866	$148,333	$147,601

BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.80	$0.80	$3.06	$2.89

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.79	$0.79	$3.03	$2.84

DISTRIBUTIONS PAID PER COMMON UNIT	$0.50	$0.41	$1.92	$1.58

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-BASIC	36,422,515	36,370,565	36,425,350	36,288,527

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-DILUTED	36,852,765	36,923,444	36,810,383	36,977,061

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	December 31,
	2006	2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$36,789	$32,054
Trade receivables, net	96,558	94,495
Other receivables	3,378	2,330
Due from affiliates	25	—
Marketable securities	260	49,242
Inventories	20,224	17,270
Advance royalties	4,629	2,952
Prepaid expenses and other assets	8,225	8,934

Total current assets	170,088	207,277

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment at cost	819,991	635,086
Less accumulated depreciation, depletion and amortization	(383,284)	(330,672)

Total property, plant and equipment	436,707	304,414

OTHER ASSETS:
Advance royalties	22,135	16,328
Other long-term assets	6,032	4,668

Total other assets	28,167	20,996

TOTAL ASSETS	$634,962	$532,687

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$57,879	$53,473
Due to affiliates	1,414	8,795
Accrued taxes other than income taxes	14,618	13,177
Accrued payroll and related expenses	14,698	12,466
Accrued pension benefit	—	7,588
Accrued interest	4,264	4,855
Workers’ compensation and pneumoconiosis benefits	7,704	7,740
Current capital lease obligation	339	—
Other current liabilities	13,786	5,120
Current maturities, long-term debt	18,000	18,000

Total current liabilities	132,702	131,214

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	126,000	144,000
Pneumoconiosis benefits	26,315	23,293
Accrued pension benefit	6,191	—
Workers’ compensation	38,488	30,050
Reclamation and mine closing	47,825	38,716
Due to affiliates	994	6,940
Long-term capital lease obligation	1,512	—
Minority interest	839	—
Other liabilities	5,616	2,697

Total long-term liabilities	253,780	245,696

Total liabilities	386,482	376,910

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Limited Partners – Common Unitholders 36,419,847 and 36,426,306 units outstanding, respectively	549,005	461,068
General Partners’ deficit	(293,569)	(298,270)
Unrealized loss on marketable securities	—	(68)
Minimum pension liability	(6,956)	(6,953)

Total Partners’ capital	248,480	155,777

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$634,962	$532,687

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2006	2005
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$250,923	$193,618

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(188,630)	(116,094)
Changes in accounts payable and accrued liabilities	2,776	5,577
Proceeds from sale of property, plant and equipment	1,401	198
Purchase of marketable securities	(19,447)	(63,448)
Proceeds from marketable securities	68,497	63,589
Payments for acquisition of business	(2,289)	—

Net cash used in investing activities	(137,692)	(110,178)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt	(18,000)	(18,000)
Cash contribution by General Partners	2	143
Payment of debt issuance cost	(690)	—
Equity contribution received by Mid-America Carbonates, LLC	1,000	—
Distributions to Partners	(90,808)	(64,706)

Net cash used in financing activities	(108,496)	(82,563)

NET CHANGE IN CASH AND CASH EQUIVALENTS	4,735	877

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	32,054	31,177

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$36,789	$32,054

CASH PAID FOR:
Interest	$13,760	$15,160

Income taxes to taxing authorities	$2,400	$3,025

NON-CASH INVESTING ACTIVITY
Purchase of property, plant and equipment	$12,139	$9,364

Asset acquired by capital lease	$1,862	$—

Market value of common units issued to long-term incentive plan participants upon vesting	$—	$6,988

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Reconciliation of GAAP “Cash Flows Provided by Operating Activities” to Non-GAAP “EBITDA”, Reconciliation of non-GAAP “EBITDA” to GAAP “Net Income” and Reconciliation of non-GAAP EBITDA to Adjusted EBITDA (in thousands).

EBITDA is defined as net income before net interest expense, income taxes and depreciation, depletion and amortization. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

Adjusted EBITDA is defined as net income before income tax expense (benefit), net interest expense, depreciation, depletion and amortization, and general and administrative expenses.

	Three Months Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005	2007E Midpoint
Cash flows provided by operating activities	$66,473	$42,049	$250,923	$193,618	$253,400
Long-term incentive plan	(1,020)	1,372	(4,112)	(8,193)	(3,100)
Reclamation and mine closing	(538)	(568)	(2,101)	(1,918)	(2,200)
Coal inventory adjustment to market	1,321	(506)	(319)	(573)	—
Net gain (loss) on sale of property, plant and equipment	747	(2)	1,188	(179)	—
Loss on retirement of damaged vertical belt equipment	—	—	—	(1,298)	—
Other	(628)	(142)	(1,119)	(580)	(300)
Net effect of working capital changes	(2,726)	18,270	(5,317)	34,770	9,200
Interest expense, net	2,242	2,131	9,175	11,816	10,200
Income taxes	785	426	2,443	2,682	2,800

EBITDA	66,656	63,030	250,761	230,145	270,000
Depreciation, depletion and amortization	(18,206)	(14,815)	(66,489)	(55,637)	(86,800)
Interest expense, net	(2,242)	(2,131)	(9,175)	(11,816)	(10,200)
Income taxes	(785)	(426)	(2,443)	(2,682)	(2,800)
Cumulative effect of accounting change	—	—	112	—	—
Minority interest income	65	—	161	—	(200)

Net income	$45,488	$45,658	$172,927	$160,010	$170,000

	Three Months Ended December 31,
	2006	2005
EBITDA	$66,656	$63,030
General and administrative	9,244	4,417

Adjusted EBITDA	$75,900	$67,447

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Reconciliation of GAAP “Net Income per Limited Partner Unit” reflecting the impact of EITF 03-6 to non-GAAP “Adjusted Net Income per Limited Partner Unit”

Net income per limited partner unit as dictated by EITF 03-6 is theoretical and pro forma in nature and does not reflect the economic probabilities of whether earnings for an accounting period would or could be distributed to unitholders. The Partnership Agreement does not provide for the distribution of net income, rather, it provides for the distribution of available cash, which is a contractually defined term that generally means all cash on hand at the end of each quarter after establishment of sufficient cash reserves required to operate the ARLP in a prudent manner. Accordingly, the distributions we have paid historically and will pay in future periods are not impacted by net income per limited partner unit as dictated by EITF 03-6.

In addition to net income per limited partner unit as calculated in accordance with EITF 03-6, we intend to continue to present “adjusted net income per limited partner unit,” as reflected in the table above, which is consistent with our presentation of net income per limited partner unit in prior periods. “Adjusted net income per limited partner unit,” as presented in the table above, is defined as net income after deducting the amount allocated to the general partners’ interests, including the managing general partner’s incentive distribution rights, divided by the weighted average number of outstanding limited partner units during the period. As part of this calculation, in accordance with the cash distribution requirements contained in the Partnership Agreement, net income is first allocated to the managing general partner based on the amount of incentive distributions attributable to the period. The remainder is then allocated between the limited partners and the general partners based on their respective percentage ownership in ARLP. Adjusted net income per limited partner unit is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the actual operation of our Partnership Agreement with respect to the rights of the general and limited partners participation in distributions,

•	the financial performance of our assets without regard to financing methods or capital structure; and our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures.

Our method of computing adjusted net income per limited partner unit may not be the same method used to compute similar measures reported by other companies and may be computed differently by us in different contexts.

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net Income per Limited Partner Unit -
Basic	$0.80	$0.80	$3.06	$2.89
Diluted	$0.79	$0.79	$3.03	$2.84
Dilutive impact of theoretical distribution of earnings pursuant to EITF 03-6 -
Basic	$0.24	$0.32	$1.01	$1.18
Diluted	$0.24	$0.32	$1.00	$1.15
Adjusted Net Income Per Limited Partner Unit -
Basic	$1.04	$1.12	$4.07	$4.07
Diluted	$1.03	$1.11	$4.03	$3.99

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